Exhibit 99.1

Forest Oil Announces Results of Its Cash Tender Offer for Its 7.50% Senior Notes Due 2020 and Its 7.25% Senior Notes Due 2019

DENVER--(BUSINESS WIRE)--November 22, 2013--Forest Oil Corporation (NYSE:FST) (Forest or the Company) announced today the results of its previously announced cash tender offer (the “Offer”) to purchase up to $700 million (the “Aggregate Maximum Tender Amount”) aggregate principal amount of its 7.50% Senior Notes due 2020 (the “2020 Notes”) and its 7.25% Senior Notes due 2019 (the “2019 Notes” and, together with the 2020 Notes, the “Notes”). The Notes are subject to purchase in accordance with the Acceptance Priority Level for each series of Notes and proration within the 2019 Notes as described in the Company’s Offer to Purchase dated November 7, 2013.

According to information provided to Forest by the depositary for the Offer, approximately $277.9 million and $890.6 million in aggregate principal amount of the 2020 Notes and the 2019 Notes, respectively, had been tendered as of 5:00 p.m., New York City time, on November 21, 2013 (the “Early Tender Date”). Because the total principal amount of all Notes tendered as of the Early Tender Date is more than the Aggregate Maximum Tender Amount, Forest expects to accept all of such 2020 Notes for purchase, and to accept on a prorated basis an amount of such 2019 Notes so that the aggregate principal amount of the accepted Notes equals the Aggregate Maximum Tender Amount. Holders of the accepted Notes will be eligible to receive the total consideration shown in the table below, which includes the early tender premium, together with accrued and unpaid interest from the last interest payment date to, but not including, the settlement date.

Forest’s acceptance of any Notes for purchase is subject to the satisfaction or waiver of the conditions to the Offer, including closing the pending sale of the Company’s oil and gas assets in the Texas Panhandle area. Such closing could occur as early as November 25, 2013. Forest also expects to make payment for all accepted Notes on the same business day that such closing occurs or on the next business day, depending upon the time of day the sale closes.

The withdrawal period for tenders of Notes has expired, and Notes tendered in the Offer may no longer be withdrawn, except in limited circumstances described in the Offer to Purchase.

The Offer is scheduled to expire at 11:59 p.m., New York City time, on December 6, 2013. Considering that Notes tendered before the Early Tender Date exceed the Aggregate Maximum Tender Amount, Forest has opted, as the Offer permits, not to accept any Notes tendered after the Early Tender Date. All Notes tendered in the Offer and not accepted for payment will be returned to the holders as provided in the Offer to Purchase.

The following table sets forth some of the terms of the Offer:

	CUSIP Number	Aggregate Principal Amount Outstanding	Dollars per $1,000 Principal Amount of Notes			Acceptance Priority Level
Title of Notes			Tender Offer Consideration	Early Tender Premium	Total Consideration
7.50% Senior Notes due 2020	346091BF7, 346091BG5 and U3455PAF2	$500,000,000	$985.00	$30.00	$1,015.00	1

7.25% Senior Notes due 2019	346091AZ4	$1,000,000,000	$997.67	$30.00	$1,027.67	2

Full details of the terms and conditions of the Offer are included in the Offer to Purchase and the related letter of transmittal.

Wells Fargo Securities, LLC, BofA Merrill Lynch, and Citigroup Global Markets Inc. are serving as the Dealer Managers for the Offer. Persons with questions regarding the Offer should contact any of the following: Wells Fargo Securities, LLC, toll-free at 866-309-6316 or collect at 704-410-4760; BofA Merrill Lynch, toll-free at 888-292-0070 or collect at 980-387-3907; or Citigroup Global Markets Inc., toll-free at 800-558-3745 or collect at 212-723-6106. Requests for documents may be directed to Georgeson Inc., the Information Agent, toll-free at 888-624-7035.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other security. The Offer is made only by the Offer to Purchase dated November 7, 2013 and the related letter of transmittal. The Offer is not being made to Noteholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, it shall be deemed to be made on behalf of the Company by the Dealer Managers or one or more registered brokers or dealers licensed in such jurisdiction.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of liquids and natural gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its level of indebtedness, its ability to replace production, its ability to compete with larger producers, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's estimated proved reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

November 22, 2013

CONTACT:
Forest Oil Corporation
Larry C. Busnardo, 303-812-1441
VP – Investor Relations